Exhibit 99.1

FNB United Corp. Announces Fourth Quarter Operating Results

ASHEBORO, N.C.--(BUSINESS WIRE)--January 29, 2009--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported that following a $14.3 million addition to the allowance for loan losses, it had a net loss of $3.9 million, or $0.34 per diluted share, for the fourth quarter of 2008, compared to net income of $1.3 million, or $0.11 per diluted share, for the fourth quarter of 2007. FNB United recorded a net loss of $3.2 million, or $0.28 per diluted share, for the full year, compared to net income of $12.4 million, or $1.09 per diluted share, in 2007. The full year results included a $26.5 million provision for loan losses and a $1.8 million goodwill impairment write off during the second quarter of 2008. FNB United has determined that a further writeoff for goodwill impairment may be warranted and is currently evaluating its goodwill to determine the extent of additional impairment. These reported results do not include any impairment that may be recorded.

“2008 presented challenges for FNB United as well as for the entire banking industry. FNB United, as a community banking organization, is reflective of the markets it serves. The strains in the financial and housing markets locally and nationwide continued to present a challenging environment for FNB United in the fourth quarter,” said Michael C. Miller, President and CEO. “Although we anticipate that credit costs will remain elevated well into 2009, we believe our revenue generation and operating results will be sufficient to grow and improve our banking franchise.

“This difficult environment, including in particular a weakened housing market, also required that we significantly increase our loan loss provision again this quarter in order to build our reserves,” said Miller. “This elevated level of loan loss provisioning depressed our operating results but was an appropriate response to increased non-performing loans.”

Credit Quality

FNB United recorded a $14.3 million provision to its allowance for loan losses in the fourth quarter, compared to a $9.4 million provision in the previous quarter and $3.0 million in the fourth quarter a year ago. For the full year, FNB United recorded a $26.5 million provision to its allowance for loan losses, compared to $5.5 million in 2007. The increase in provision was a result of loan growth during the year as well as asset quality issues. The allowance for loan losses was $33.5 million, or 2.11% of loans held for investment, at December 31, 2008, compared to $26.8 million, or 1.68%, at September 30, 2008, and $17.4 million, or 1.20%, at December 31, 2007.

“Strengthening our reserves remains a top priority in the present economic environment,” said Miller. “As such, our credit administration group performs a thorough analysis of our loan portfolio on a quarterly basis. As a result, certain loans have migrated to higher, more adverse risk grades. Our actual past due loans and loan charge-offs have remained at manageable levels and we continue to diligently work classified loans in order to improve our overall asset quality.”

Nonperforming assets totaled $100.3 million, or 4.77% of total assets at year-end, compared to $47.4 million, or 2.29% of total assets, three months earlier and $21.6 million, or 1.13%, of total assets at December 31, 2007. Nonperforming assets includes all nonperforming loans, all loans over 90 days delinquent and still accruing, and Other Real Estate Owned. FNB United’s real estate owned and repossessed loan collateral was $6.6 million at year-end, the same as in the previous quarter, and an increase compared to the $2.9 million at December 31, 2007. Loans delinquent 30 to 89 days were $13.9 million as of December 31, 2008. Net charge-offs in the fourth quarter totaled $7.52 million, or 1.90% of average loans, compared to $1.5 million, or 0.37% of average loans in the previous quarter and $1.8 million, or 0.51% of average loans in the fourth quarter a year ago. Net charge-offs for the full year were $10.42 million, or 0.67% of average loans.

FNB United has not originated any subprime real estate loans or loans outside its market areas and has no subprime mortgage-backed securities or Fannie Mae/Freddie Mac common or preferred securities exposure in its investment portfolio.

Balance Sheet

Assets increased 10% to $2.10 billion at December 31, 2008, compared to $1.91 billion a year earlier. Loans held for investment increased 10%, to $1.59 billion at quarter-end, compared to $1.45 billion a year earlier. The loan portfolio remains well diversified with a wide variety of borrowers and collateral.

Total deposits increased 5% to $1.51 billion at December 31, 2008, compared to $1.44 billion a year earlier. Certificates of deposit increased 8% to $885 million, from $818 million a year ago while other deposits increased 1% to $630 million at December 31, 2008, compared to $623 million a year earlier. Brokered certificates of deposits were $90.2 million as the end of the year, which was 5.95% of total deposits.

Shareholders’ equity was $204.8 million, compared to $216.3 million a year earlier.

Capital Measures

On January 22, 2009, FNB United announced that it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program (“CPP”). As a participant, the company may issue up to $54.3 million in senior preferred stock to the U.S. Treasury. The anticipated sale of the preferred stock is expected to close in approximately 30 days and is contingent upon the completion of standard closing documents. In a special meeting on January 23, 2009, FNB United shareholders approved an amendment to its charter to facilitate the CPP preferred stock issuance.

“The additional capital will enable us to provide increased credit to businesses and consumers in our market area, and will also add flexibility when considering steps to assist economic recovery in our markets,” said Miller.

FNB United remains well capitalized for regulatory purposes as of December 31, 2008. Book value per share was $17.92 at year-end compared to $18.93 a year earlier, and tangible book value per share was $7.93 at year-end, compared to $8.71 a year earlier. On June 30, 2008, CommunityONE Bank obtained a $15 million subordinated term loan that is unsecured and qualifies as Tier 2 capital. The loan will mature on June 30, 2015 and bears interest at three-month LIBOR plus 3.50%.

Income Statement

For the fourth quarter of 2008, net interest income before the provision for loan losses was $14.3 million, compared to $15.6 million in the preceding quarter and $15.7 million in the same quarter a year ago. For all of 2008, net interest income before the provision for loan losses was $60.3 million compared to $63.6 million in 2007.

The decline in net interest income is due in part to interest-bearing assets repricing down faster than interest-bearing liabilities as the Federal Reserve cut rates to 3.25% from 7.25% over the last 12 months. The net interest margin was 3.12% for the fourth quarter of 2008, compared to 3.47% in the previous quarter, and 3.88% for the fourth quarter a year ago. For the full year, the net interest margin was 3.41% compared to 4.02% for 2007.

The yield on earnings assets declined to 5.83% in the fourth quarter of 2008, from 6.36% in the previous quarter and 7.77% in the fourth quarter a year earlier. The cost of funds was 2.94% for the fourth quarter, compared to 3.16% in the previous quarter and 4.31% in the fourth quarter a year ago.

Noninterest income for the fourth quarter increased to $6.7 million, from $5.9 million in the previous quarter. Noninterest income for the fourth quarter of 2007 was $4.5 million. For 2008, noninterest income increased 2.4% to $22.4 million, compared to $21.8 million in 2007. Of this increase, $1.12 million resulted from adopting SAB 109 in the first quarter of 2008. Cardholder and merchant services income increased $517,000 due to increased interchange fees and surcharge fees. Other income decreased $1.38 million in 2008 due to the credit card portfolio sold in 2007 for a net gain of $1.3 million.

Revenues (net interest income before the provision for loan losses plus noninterest income) were $21.0 million in the fourth quarter of 2008, compared to $21.5 million in the previous quarter and $20.3 million in the fourth quarter a year ago. Revenues for all of 2008 were $82.7 million, compared to $85.5 million in 2007.

Total noninterest expense improved to $13.8 million, compared to $15.4 million in the preceding quarter and $15.4 million in the fourth quarter a year ago. For the full year, net of goodwill impairment charges in 2008, noninterest expense was $60.3 million, compared to $60.9 million in 2007. The company undertook a major noninterest expense improvement project during the second half of 2008, including consolidation of operational functions, strong vendor management and tighter staffing models. In addition, marketing expenses declined by $545,000 compared to the previous year, due to higher costs associated with the rebranding initiatives in 2007.

The company’s year-over-year reduction in net income is primarily a result of reduced net interest margin, increased provision for loan losses and goodwill impairment charges, and not from increased expenses.

Goodwill

“The current state of the equity markets has caused us to take another look at the carrying value of our goodwill,” said Miller. “All companies are required to determine the value of goodwill at least annually. A first step analysis under FAS 142 has been performed that indicates potential goodwill impairment. A second step analysis under FAS 142 is currently underway to determine the actual amount of goodwill impairment, if any, which would impact reported fourth quarter and year end 2008 financial results.” At year end FNB United held $108 million of goodwill on its books.

During the second quarter of 2008 FNB United wrote down $1.8 million in goodwill related to its wholly owned subsidiary, Dover Mortgage Company. The write-down of goodwill was a non-cash charge that did not affect the holding company’s or the CommunityONE Bank’s liquidity or operations. Since goodwill is excluded from regulatory capital, the second quarter impairment charge and any determined goodwill impairment for the fourth quarter final result will not have any adverse effect on the regulatory capital ratios of either FNB United or its subsidiary, CommunityONE Bank.

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 46 offices in 39 communities throughout central, southern and western North Carolina, including a new office which opened in Greensboro, N.C. during the current quarter. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Transmitted on Business Wire on January 29, 2009, at 4:30 p.m. EST.

RESULTS OF OPERATIONS	Quarters Ended			Percent Change
(In thousands except share and per share data)	December 31, 2008	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007

INTEREST INCOME:
Interest and fees on loans	$23,836	$26,386	$29,160	-10%	-18%
Interest and dividends on investments securities:
Taxable income	2,646	1,982	2,145	34%	23%
Non-taxable income	409	471	532	-13%	-23%
Other interest income	3	17	44	-82%	-93%

Total interest income	26,894	28,856	31,881	-7%	-16%

INTEREST EXPENSE:
Deposits	9,633	10,150	13,063	-5%	-26%
Borrowed funds	2,975	3,105	3,090	-4%	-4%

Total interest expense	12,608	13,255	16,153	-5%	-22%

Net interest income before provision for loan losses	14,286	15,601	15,728	-8%	-9%

PROVISION FOR LOAN LOSSES	14,271	9,370	3,044	52%	369%

Net interest income after provision for loan losses	15	6,231	12,684	-100%	-100%

NONINTEREST INCOME:
Service charges on deposit accounts	2,539	2,405	2,434	6%	4%
Mortgage loan sales	1,891	1,590	628	19%	201%
Cardholder and merchant services income	600	660	229	-9%	162%
Trust and investment services	438	458	418	-4%	5%
Other service charges, commissions and fees	277	136	451	104%	-39%
Bank owned life insurance	255	243	254	5%	0%
Gain on sale of credit card portfolio	-	-	-	NA	NA
Other income	691	428	117	61%	491%

Total noninterest income	6,691	5,920	4,531	13%	48%

NONINTEREST EXPENSE:
Salaries and employee benefits	6,750	8,434	7,561	-20%	-11%
Net occupancy expense	1,331	1,354	1,372	-2%	-3%
Furniture and equipment expense	414	1,106	1,091	-63%	-62%
Data processing services	1,008	490	333	106%	203%
Goodwill impairment	-	-	358	NA	NA
Other expense	4,302	4,048	4,707	6%	-9%

Total noninterest expense	13,805	15,432	15,422	-11%	-10%

Income before provision for income taxes	(7,099)	(3,281)	1,793	116%	-496%

PROVISION FOR INCOME TAXES	(3,167)	(1,570)	542	102%	-684%

NET INCOME	$(3,932)	$(1,711)	$1,251	130%	-414%
Earnings per common share:
Basic	$(0.34)	$(0.15)	$0.11	130%	-409%
Diluted	$(0.34)	$(0.15)	$0.11	130%	-411%

Cash dividends per common share	$0.10	$0.10	$0.15	0%	-33%

Weighted average shares outstanding:
Basic	11,406,361	11,404,885	11,196,885
Diluted	11,406,361	11,404,885	11,287,752

RESULTS OF OPERATIONS	Year to Date		Percent
(In thousands except share and per share data)	December 31, 2008	December 31, 2007	Change

INTEREST INCOME:
Interest and fees on loans	$103,617	$114,880	-10%
Interest and dividends on investments securities:
Taxable income	8,721	8,330	5%
Non-taxable income	1,910	2,096	-9%
Other interest income	37	1,334	-97%

Total interest income	114,285	126,640	-10%

INTEREST EXPENSE:
Deposits	42,211	52,594	-20%
Borrowed funds	11,807	10,434	13%

Total interest expense	54,018	63,028	-14%

Net interest income before provision for loan losses	60,267	63,612	-5%

PROVISION FOR LOAN LOSSES	26,538	5,514	381%

Net interest income after provision for loan losses	33,730	58,098	-42%

NONINTEREST INCOME:
Service charges on deposit accounts	9,167	9,012	2%
Mortgage loan sales	5,801	4,543	28%
Cardholder and merchant services income	2,395	1,878	28%
Trust and investment services	1,827	1,686	8%
Other service charges, commissions and fees	800	998	-20%
Bank owned life insurance	983	945	4%
Other income	1,411	2,787	-49%

Total noninterest income	22,384	21,849	2%

NONINTEREST EXPENSE:
Salaries and employee benefits	33,081	33,169	0%
Net occupancy expense	5,343	5,303	1%
Furniture and equipment expense	4,124	4,641	-11%
Data processing services	2,569	1,915	34%
Goodwill impairment	1,800	358	-
Other expense	15,180	15,914	-5%

Total noninterest expense	62,096	61,300	1%

Income before provision for income taxes	(5,983)	18,647	-132%

PROVISION FOR INCOME TAXES	(2,804)	6,286	-145%

NET INCOME	$(3,178)	$12,361	-126%

Earnings per common share:
Basic	$(0.28)	$1.09	-126%
Diluted	$(0.28)	$1.09	-126%

Cash dividends per common share	$0.45	$0.60	-25%

Weighted average shares outstanding:
Basic	11,407,616	11,321,908
Diluted	11,407,616	11,336,321

Shares repurchased during the period	-	-

FINANCIAL CONDITION	As of			Percent Change
(In thousands except share and per share data)	December 31, 2008	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007

ASSETS
Cash and due from banks	$28,743	$35,550	$37,739	-19%	-24%
Interest-bearing bank balances	404	287	836	41%	-52%
Federal funds sold	206	207	542	0%	-62%
Securities available for sale	225,422	198,056	161,809	14%	39%
Securities held to maturity	27,794	23,328	35,650	19%	-22%
	1

Loans held for sale	36,138	20,261	17,586	78%	105%

Loans held for investment	1,585,195	1,589,101	1,446,116	0%	10%
Allowance for loan losses	(33,499)	(26,750)	(17,381)	25%	93%

Net loans held for investment	1,551,696	1,562,351	1,428,735	-1%	9%

Property and equipment, net	50,947	51,038	46,614	0%	9%
Goodwill	108,395	108,395	110,195	0%	-2%
Core deposit premiums	5,762	5,961	6,564	-3%	-12%
Other assets	66,075	65,692	60,236	1%	10%

Total assets	$2,101,582	$2,071,126	$1,906,506	1%	10%

LIABILITIES

Deposits:
Noninterest-bearing	$150,273	$159,882	$158,564	-6%	-5%
Interest-bearing deposits:
Demand, savings, and money market deposits	479,640	484,701	464,731	-1%	3%
Time deposits of $100,000 or more	407,539	422,107	375,419	-3%	9%
Other time deposits	477,296	452,992	442,328	5%	8%
	1,514,748	1,519,682	1,441,042	0%	5%
Retail repurchase agreements	18,145	25,552	29,133	-29%	-38%
Federal Home Loan Bank advances	238,908	212,387	131,790	12%	81%
Federal funds purchased	37,000	9,000	13,500	311%	100%
Subordinated debt	15,000	15,000	- -	- -	100%
Junior subordinated debentures	56,702	56,702	56,702	0%	0%
Other borrowings	- -	5,000	- -	100%	100%
Other liabilities	16,320	16,386	18,083	0%	-10%

Total liabilities	1,896,823	1,859,709	1,690,250	2%	12%

SHAREHOLDERS' EQUITY

Common stock	28,570	28,555	28,567	0%	0%
Surplus	114,772	114,593	114,119	0%	1%
Retained earnings	65,534	70,609	74,199	-7%	-12%
Accumulated other comprehensive income (loss)	(4,117)	(2,340)	(629)	76%	555%

Total shareholders' equity	204,759	211,417	216,256	-3%	-5%

	$2,101,582	$2,071,126	$1,906,506	1%	10%

Shares Issued:

Shares outstanding at end of period	11,428,003	11,422,003	11,426,902	0%	0%

Book value per share (1)	$17.92	$18.51	$18.93	-3%	-5%
Tangible book value per share (1)	$7.93	$8.50	$8.71	-7%	-9%

(1)	- Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	Quarters Ended			Years Ended
OPERATING PERFORMANCE:	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Average loans	$1,611,328	$1,607,289	$1,418,743	$1,577,038	$1,376,883
Average securities	237,823	213,930	222,643	223,045	217,090
Average other interest -earning assets	5,526	3,590	3,603	2,889	25,201
Average noninterest-earning assets	230,772	242,852	238,342	237,232	243,428

Total average assets	$2,085,449	$2,067,661	$1,883,331	$2,040,204	$1,862,602

Average interest-bearing deposits	$1,357,566	$1,328,282	$1,286,667	$1,325,757	$1,281,399
Average noninterest bearing deposits	151,560	161,186	159,056	157,992	159,205
Average borrowings	349,264	342,650	201,502	322,643	188,790
Average noninterest-earning liabilities	15,604	19,806	19,754	18,241	20,367

Total average liabilities	1,873,994	1,851,924	1,666,979	1,824,633	1,649,761

Total average stockholders' equity	211,455	215,737	216,352	215,571	212,841
	`	`
Total average liabilities and equity	$2,085,449	$2,067,661	$1,883,331	$2,040,204	$1,862,602

Interest rate yield on loans	5.90%	6.54%	8.17%	6.58%	8.36%
Interest rate yield on securities	5.48%	5.03%	5.28%	5.23%	5.32%

Interest rate yield on interest-earning assets	5.83%	6.36%	7.77%	6.41%	7.93%

Interest rate expense on deposits	2.82%	3.04%	4.03%	3.18%	4.10%
Interest rate expense on borrowings	3.39%	3.60%	6.08%	3.66%	5.53%

Interest rate expense on interest-bearing liabilities	2.94%	3.16%	4.31%	3.28%	4.30%

Interest rate spread	2.89%	3.20%	3.46%	3.13%	3.63%

Net interest margin	3.12%	3.47%	3.88%	3.41%	4.02%

Other operating income / Average assets	1.28%	1.14%	0.95%	1.09%	1.17%

Other operating expense / Average assets	2.63%	2.97%	3.25%	3.04%	3.29%

Efficiency ratio (other operating expense / revenue)	65.81%	71.71%	76.12%	75.13%	71.73%

Return on average assets	(0.75%)	(0.33%)	0.26%	(0.16%)	0.66%

Return on average tangible assets	(0.79%)	(0.35%)	0.28%	(0.17%)	0.71%
Return on average equity	(7.40%)	(3.16%)	2.29%	(1.47%)	5.81%
Return on average tangible equity	(16.10%)	(6.72%)	5.00%	(3.18%)	12.99%

Average equity / Average assets	10.14%	10.43%	11.49%	10.57%	11.43%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)	As of / For the Quarters Ended			As of / For the Years Ended

NONPERFORMING ASSETS:	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Loans on nonaccrual status	$81,305	$39,260	$16,022	$81,305	$16,022
Loans more than 90 days delinquent, still on accrual	12,400	1,522	2,686	12,400	2,686
Total nonperforming loans	93,705	40,782	18,708	93,705	18,708
Real estate owned (OREO) / Repossessed assets	6,634	6,616	2,862	6,634	2,862

Total nonperforming assets	$100,339	$47,398	$21,570	$100,339	$21,570
Total nonperforming assets / Total assets	4.77%	2.29%	1.13%	4.77%	1.13%

CHANGE IN THE ALLOWANCE FOR LOAN LOSSES:	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Balance, beginning of period	$26,750	$18,844	$16,116	$17,381	$15,943
Provision	14,271	9,370	3,044	26,538	5,514
Recoveries of loans previously charged off	2,057	567	338	3,342	1,719
Loans charged-off	(9,579)	(2,031)	(2,117)	(13,762)	(5,493)
Net (charge-offs) recoveries	(7,522)	(1,464)	(1,779)	(10,420)	(3,774)
Allowance adjustment for loans sold	-	-	-	-	(302)
Balance, end of period	$33,499	$26,750	$17,381	$33,499	$17,381

Net chargeoffs / Average loans outstanding (annualized)	1.90%	0.37%	0.51%	0.67%	0.28%
Allowance for loan losses / Loans held for investment	2.11%	1.68%	1.20%	2.11%	1.20%

DEPOSITS	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Noninterest-bearing	$150,273	$159,882	$158,564	$150,273	$158,564
Interest-bearing transaction deposits:
Checking	174,031	175,233	163,275	174,031	163,275
Money Market	267,496	269,686	260,307	267,496	260,307
Savings	38,113	39,782	41,149	38,113	41,149

Total interest-bearing transaction deposits	479,640	484,701	464,731	479,640	464,731

Interest-bearing time deposits	884,835	875,099	817,747	884,835	817,747

Total deposits	$1,514,748	$1,519,682	$1,441,042	$1,514,748	$1,441,042

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351